Exhibit 10.14

THIRD AMENDMENT TO THE

EDUCATION MANAGEMENT CORPORATION RETIREMENT PLAN

(Amended and Restated August 1. 2003)

Pursuant to the authority granted in the Section titled “Changing the Plan” (under the Article titled “WHAT THE EMPLOYER DOES”) of the Education Management Corporation Retirement Plan (the “Plan”), the Retirement Committee, on behalf of Education Management Corporation (“EDMC”), hereby amends the Plan with this Third Amendment to be effective as of the dates set forth below:

1. Effective as of August 1, 2005, the Section of the Plan, titled “How to do it”, which is under the Article, titled “TRADING OFF YOUR PAY FOR CONTRIBUTIONS TO THE PLAN”, is amended by adding the following to the end of the first paragraph thereunder to read as follows:

“However, beginning on August 1, 2005, the only way you will be able to trade off your pay in return for a contribution to the plan is by completing an actual enrollment form. You will be given instructions on how to complete the form, by when it must be completed and submitted, and to whom it must be submitted.”

2. Effective as of August 1, 2005, the fourth, and last, bullet point under the Section of the Plan, titled “How to do it”, which is under the Article, titled “TRADING OFF YOUR PAY FOR CONTRIBUTIONS TO THE PLAN”, is restated in its entirety to read as follows (the new text is underlined):

“•	You can change your agreement at any time, but the change will take effect at the beginning of the following month (effective as of August 1, 2005, your change will become effective as soon as soon as administratively practicable with the next pay cycle that follows the date on which your change is processed).”

3. Effective as of March 28, 2005, a new paragraph is added immediately after the second paragraph under the Section of the Plan, titled “Your choices about timing”, which is under the Article, titled “WHEN PAYMENT IS ACTUALLY MADE”, to read as follows:

“However, beginning on March 28, 2005, new rules will apply to you if your entitlement is $5,000 or less. The Plan Administrator will still have a right to make an automatic distribution to you if your entitlement is $5,000 or less even if you do not consent to receiving one. The difference is that if your entitlement is $5,000 or less but is more than $1,000, the Plan Administrator will pay the distribution, if made, to an individual retirement plan set up in your name if you do not tell the Plan Administrator where to pay the money or if you simply do not respond within a reasonable period of time after being notified of the distribution. If your entitlement is less than $1,000, distributions will be paid to you and not to an individual retirement plan if you do not tell the Plan Administrator where to pay the money.”

4. Effective as of March 21, 2005, the Section of the Plan, titled “Diversification of ESOP accounts”, which is under the Article, titled “SPECIAL ESOP PROVISIONS”, is amended by adding the following to the end thereof:

“Effective as of March 21, 2005, ESOP diversification requests will be processed on a real time basis in accordance with uniform procedures, including procedures under the trust agreement, that will be consistently applied by Fidelity. Trading stock in a real-time environment generally means that your trade order is sent to the Plan’s broker in real-time for execution, giving you the same control that you would have with traditional brokerage accounts. All questions that you may have regarding this change should be directed to Fidelity.”

5. Effective as of the dates set forth therein, Appendix B is amended and restated (to update the investment options) in substantially the same form as Attachment B, which is attached hereto and which is made a part hereof.

6. In all other respects, the provisions of the Plan are hereby ratified and confirmed, and they shall continue in full force and effect. In order to continue to set forth the provisions of the Plan in a single document, changes made by this Third Amendment may be incorporated into the most recent restatement of the Plan.

IN WITNESS WHEREOF, this Third Amendment has been duly adopted by action on behalf of EDMC on the 21st day of December 2005.

EDUCATION MANAGEMENT CORPORATION

By:	/s/ Ronald Ogrodnik
Title:	SVP Human Resources

Attachment B to the Third Amendment

APPENDIX B TO THE

EDUCATION MANAGEMENT CORPORATION

RETIREMENT PLAN

Investment Options Effective January 1, 2005 (Unless Otherwise Indicated)

Managed Income Portfolio (Fidelity). This is a commingled pool of the Fidelity Group Trust for Employee Benefit Plans. Its objective is to preserve principal while earning interest income. It invests in investment contracts offered by major insurance companies and other approved financial institutions and in certain types of fixed income securities. A small portion of the fund is invested in a money market fund to provide daily liquidity.

Fidelity Intermediate Bond Fund. This is a mutual fund that invests in all types of U. S. and foreign bonds, including corporate or U. S. government issues. Normally, it selects bonds considered medium to high quality (“investment grade”) while maintaining an average maturity of 3 to 10 years. These bond prices will go up and down more than those of short-term bonds.

Van Kampen Growth and Income Fund - Class A. This is a mutual fund that seeks income and long-term growth of capital. It invests primarily in income-producing equity securities, including common stocks and convertible securities (although investments are also made in non-convertible preferred stocks and debt securities). The fund may invest up to 25% of its total assets in securities of foreign issuers, which involve greater risks.

Fidelity Contrafund. This is a mutual fund that seeks to provide capital appreciation. It invests primarily in common stocks. The fund also may invest in securities of domestic and foreign issuers whose value the fund’s manager believes is not fully recognized by the public. The fund may invest in “growth” or “value” stocks, or both.

Spartan U.S. Equity Index Fund. This fund, managed by Bankers Trust, seeks to provide investment results that correspond to the total return of common stocks publicly traded in the United States. In seeking this objective, the fund attempts to duplicate the composition and total return of the S&P 500. The fund uses an “indexing” approach and allocates its assets similarly to those of the index. The fund’s composition may not always be identical to that of the S&P 500.

Fidelity Freedom Funds. These are mutual funds that invest in a combination of Fidelity equity, fixed-income, and money market funds. They allocate their assets among those funds according to an asset allocation strategy that becomes increasingly conservative as each Freedom Fund approaches its target retirement date. The Freedom Funds are:

Fidelity Freedom 2010 Fund — targeted to investors expecting to retire around 2010.

Fidelity Freedom 2020 Fund — targeted to investors expecting to retire around 2020.

Fidelity Freedom 2030 Fund — targeted to investors expecting to retire around 2030.

Fidelity Freedom 2040 Fund—targeted to investors expecting to retire around 2040.

Fidelity Freedom Income Fund — targeted to investors who have retired.

Please note: The Fidelity Freedom Funds replace three other Fidelity funds that were previously available — Fidelity Asset Manager, Fidelity Asset Manager: Growth, and

Fidelity Asset Manager: Income. Effective July 6, 2001, no money may be contributed or transferred to those three Asset Manager funds.

Please note also: If you have chosen any of those three Asset Manager funds — Fidelity Asset Manager, Fidelity Asset Manager: Growth, or Fidelity Asset Manager: Income — as the destination for new contributions going into the plan, then effective July 6, 2001, those new contributions will automatically be re-directed by Fidelity into the Fidelity Freedom Fund that corresponds to your birth date, as shown on the table in the following paragraph.

Please note, finally: Participants with money in any of those Asset Manager funds — Fidelity Asset Manager, Fidelity Asset Manager: Growth, and Fidelity Asset Manager: Income — are urged to move the money into other investment options available under the plan. Any money remaining in any of those three Asset Manager funds at September 30, 2001 (that is, 90 days later) will automatically be transferred by Fidelity into the Fidelity Freedom Fund that corresponds to your birth date, as shown on this table:

Year of Birth	Fidelity Freedom Fund
1900-1934	Freedom Income

1935-1940	Freedom 2000

1941-1950	Freedom 2010

1951-1960	Freedom 2020

1961-1970	Freedom 2030

1971-1980	Freedom 2040

Fidelity Growth Company Fund. This is a mutual fund that seeks long-term capital appreciation by investing primarily in common stocks and securities convertible into common stocks. It may invest in companies of any size with above-average growth potential, though growth is most often sought in smaller, less well known companies in emerging areas of the economy. The stocks of small companies often involve more risk than those of larger companies.

T. Rowe Price Mid-Cap Value Fund. This is a mutual fund that seeks to provide long-term capital appreciation by investing primarily in mid-sized companies believed by the fund’s manager to be undervalued. It invests at least 80% of its net assets in companies whose market capitalization falls within the range of the S&P MidCap 400 Index or the Russell Midcap Value Index. Investments in midsized companies may involve greater risks than those of larger, more well-known companies, but may be less volatile than investments in smaller companies.

Munder Mid-Cap Core Growth Fund - Class Y—Effective as of November 22, 2005. Effective as of November 22, 2005, the Munder Mid-Cap Core Growth Fund - Class Y will be made available under the Plan. This is a mutual fund that seeks to provide long-term capital appreciation by investing primarily in equity securities of mid-capitalization companies. This mutual fund defines mid-capitalization companies as companies with a market capitalization similar to those represented by the S&P MidCap 400 Index. According to this mutual fund, investments are evaluated based on quality, the potential for consistent, above-average earnings growth, financial productivity and valuation. Investments in mid-sized companies may involve greater risks than those in larger, more well known companies, but may be less volatile than investments in smaller companies.

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Franklin Small-Mid Cap Growth Fund – Class A (formerly Franklin Small Cap Growth Fund A). Effective as of December 1, 2005, this option will no longer be available under the Plan. This is a mutual fund managed by Franklin Advisers, Inc. It seeks to increase the value of investments over the long term through capital growth. It invests primarily in equity securities of small capitalization growth companies, which generally have market capitalizations of less than $1.5 billion at the time of the investment. The fund may also invest up to 25% of its assets in foreign securities, which involve special risks, including economic and political uncertainty and currency fluctuation. Effective as of November 22, 2005, this mutual fund will not be available to future Plan contributions. Further, as of the close of business (4:00 p.m. Eastern Standard Time) on November 30, 2005, all balances in this mutual fund will be transferred to the Munder Mid-Cap Core Growth Fund - Class Y unless the participant directs the balance to be transferred to another available investment option under the Plan. Accordingly, as of December 1, 2005, this investment option shall no longer exist under the Plan.

American AAdvantage Small Cap Value Fund – Plan Ahead Class. This is a mutual fund whose objective is to provide long-term capital appreciation and current income. It normally invests at least 80% of its total assets in equity securities of U.S. companies with market capitalizations of $2 billion or less at the time of investment. The fund’s investments may include common stocks, preferred stocks, securities convertible into common stocks, and U.S. dollar-denominated American Depository Receipts. Investments in smaller companies may involve greater risks than those in larger, more well known companies.

Morgan Stanley Institutional Fund, Inc. – Small Company Growth Portfolio – Class B. This is a mutual fund whose objective is to increase the value of investments over the long-term through price appreciation of small-sized companies. It invests primarily in commons stocks of small-sized domestic corporations and, to a limited extent, foreign (non-U.S.) corporations. Investments in smaller companies may involve greater risk than those in larger, better-known companies.

Fidelity Diversified International Fund. This is a mutual fund whose objective is capital growth. It normally invests at least 65% of total assets in foreign securities. It normally invests primarily in common stocks. Stocks are selected by using a computer-aided quantitative analysis supported by fundamental analysis. In exchange for greater potential rewards, foreign investments, especially in emerging markets, involve greater risks than U.S. investments and as with any investment, share price and return will fluctuate. The risks in foreign investments include political and economic uncertainties of foreign countries, as well as the risk of currency fluctuations.

Employer Stock Fund. This is a fund invested in employer common stock. The fund may also hold some cash for liquidity. This fund is available as an investment option effective August 1, 2003. Shares of employer stock may be acquired by the fund either directly from the company or in open market transactions.

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